Exhibit 3.67

CERTIFICATE OF LIMITED PARTNERSHIP

OF

COLUMBIA RIO GRANDE HEALTHCARE, L.P.

This Certificate of Limited Partnership of Columbia Rio Grande Healthcare, L.P. (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Columbia Rio Grande Healthcare, L.P.

2. The address of the registered office of the limited partnership is Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership’s registered agent at that address is The Prentice-Hal Corporation System, Inc.

3. The name and address of the general partner:

NAME	ADDRESS
Rio Grande Regional Hospital, Inc.	One Park Plaza
Nashville, TN 37203

IN WITNESS WHEREOF, the undersigned, constituting all of the general partners of the Partnership, have caused this Certificate Limited Partnership, to be duly executed and effective on the 4th day of September, 1996.

RIO GRANDE REGIONAL HOSPITAL, INC., the general partner

/s/ John M. Franck II
John M. Franck II, Secretary